ENERGY TRANSFER ANNOUNCES SALE OF 32.44% STAKE IN ENTITY OF ROVER PIPELINE PROJECT TO BLACKSTONE ENERGY PARTNERS FOR APPROXIMATELY $1.57 BILLION

DALLAS, July 31, 2017 – Energy Transfer Partners, L.P. (NYSE: ETP) today announced that its wholly owned subsidiaries, Energy Transfer Interstate Holdings, LLC (“ETIH”) and ET Rover Pipeline LLC (“HoldCo”), have signed an agreement with funds managed by Blackstone Energy Partners and Blackstone Capital Partners (“Blackstone”) whereby Blackstone will contribute approximately $1.57 billion in cash in exchange for a 49.9% interest in HoldCo. HoldCo owns a 65% interest in Rover Pipeline LLC. HoldCo and Rover Pipeline LLC are constructing the Rover Pipeline and will be the operator of the pipeline once in service.
Upon completion, the Rover Pipeline will be an approximately 700 mile pipeline designed to transport 3.25 billion cubic feet of natural gas per day from the Marcellus and Utica Shale production areas to markets across the United States as well as into Union Gas Dawn Hub in Ontario, Canada for redistribution back into the United States or into the Canadian market.
The Blackstone investment will reimburse ETP for its pro rata share of the construction costs incurred by ETP through the closing date in connection with the Rover Pipeline, specified amounts of future construction costs and certain additional payments to ETP. ETP plans to use the proceeds to pay down debt and help fund its current growth projects, thereby greatly reducing its equity issuances. The transaction is expected to close in the fourth quarter of 2017, subject to customary closing conditions.
Upon closing, HoldCo will be owned 50.1% by Energy Transfer and 49.9% by Blackstone.
Latham & Watkins LLP acted as legal counsel to ETP. Vinson & Elkins acted as legal counsel to Blackstone. Blackstone was advised by Intrepid Partners LLC and by Morgan Stanley & Co. LLC, who was also the sole provider of the committed debt financing.
Energy Transfer Partners, L.P. (NYSE: ETP) is a master limited partnership that owns and operates one of the largest and most diversified portfolios of energy assets in the United States. Strategically positioned

-More-

in all of the major U.S. production basins, ETP owns and operates a geographically diverse portfolio of complementary natural gas midstream, intrastate and interstate transportation and storage assets; crude oil, natural gas liquids (NGL) and refined product transportation and terminalling assets; NGL fractionation; and various acquisition and marketing assets. ETP’s general partner is owned by Energy Transfer Equity, L.P. (NYSE: ETE). For more information, visit the Energy Transfer Partners, L.P. website at energytransfer.com.
Energy Transfer Equity, L.P. (NYSE:ETE) is a master limited partnership that owns the general partner and 100% of the incentive distribution rights (IDRs) of Energy Transfer Partners, L.P. (NYSE: ETP) and Sunoco LP (NYSE: SUN). ETE also owns Lake Charles LNG Company. On a consolidated basis, ETE's family of companies owns and operates a diverse portfolio of natural gas, natural gas liquids, crude oil and refined products assets, as well as retail and wholesale motor fuel operations and LNG terminalling. For more information, visit the Energy Transfer Equity, L.P. website at energytransfer.com.
Forward-Looking Statements
This press release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. These risks and uncertainties include the risks that the proposed transaction may not be consummated or the benefits contemplated therefrom may not be realized. An extensive list of other factors that can affect ETP’s future results are discussed in its Annual Reports on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. Except as required by law, ETP undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.
Source: Energy Transfer Partners, L.P.
Investor Relations:
Lyndsay Hannah, Brent Ratliff, Helen Ryoo, 214-981-0795

or

Media Relations:
Vicki Granado, Lisa Dillinger, 214-840-5820

# # #